Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated February 20, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PS98

Principal Amount (in Specified Currency): $200,000,000
TMCC may increase the Principal Amount prior to the Original
Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: February 20, 2008

Original Issue Date: February 27, 2008

Stated Maturity Date: March 27, 2009

Initial Interest Rate: The Prime Rate on February 27, 2008 minus 2.795%

Interest Payment Period: Quarterly

Interest Payment Dates: May 27, 2008, August 27, 2008, November 28,
			2008, February 27, 2009 and March 27, 2009

Net Proceeds to Issuer: $199,980,000

Agent's Discount or Commission: 0.01%

Agent: Deutsche Bank Securities Inc.

Agent's Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note
	Fixed Interest Rate:
	Fixed Rate Commencement Date:
[ ] Other Floating Rate Note (see attached)

Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[ ] LIBOR Telerate/Page:
	[X] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If 7052:
	[ ] Week
	[ ] Month

Spread (+/-): -2.795%

Spread Multiplier: Not Applicable

Index Maturity: Daily

Index Currency: U.S. Dollars
Maximum Interest Rate: Not Applicable
Minimum Interest Rate: Not Applicable

Initial Interest Reset Date: February 28, 2008

Interest Rate Reset Period: Daily

Interest Reset Dates: Each Business Day

Interest Determination Date: The same Business Day as the related
			     Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[X] Following
	[ ] Modified Following

Redemption: Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount: No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $10,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated


ADDITIONAL TERMS OF THE NOTES

Interest

Notwithstanding anything contained in this Pricing Supplement or the Prospectus Supplement to the contrary, the Interest Rate to be used for the two Business Days immediately prior to each Interest
Payment Date (including the Stated Maturity Date) will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Date (including the Stated Maturity Date).

Settlement

The Issuer expects that delivery of the Notes will be made against payment therefor on the Original Issue Date, which will be the fifth Business Day following the Trade Date (such settlement cycle being herein referred to as ''T+5''). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade Notes on the Trade Date or the next succeeding Business Day will be required, by virtue of the fact that the Notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade Notes on the Trade Date or the next succeeding Business Day should consult their own advisors.